UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 20, 2006

FASTENAL COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

(507) 454-5374

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

2006 Executive Compensation Plan

During the fiscal year ended December 31, 2005, the executive officers of Fastenal Company (“the Company”) who were named in the Summary Compensation Table included in the Company’s most recent proxy statement received the base salaries included in the table. These officers are eligible for annual increases in their base salaries; however there were no changes in base pay levels from 2005 to 2006.

On January 19, 2006 the Board of Directors of Fastenal Company (the “Company”) approved a new Executive Compensation Plan (“the Plan”) effective beginning in 2006. The plan will provide executive officers of the Company the opportunity to earn cash bonuses based on corporate performance targets established at the beginning of the year. No bonus will be paid for performance below a minimum level. The Board of Directors, as in the past, designated for each officer a bonus target amount which, depending on the individual executive is based on either a percentage of growth in quarterly pre-tax earnings of the Company or based on the amount by which net income in each quarter exceeded a certain percentage of net sales in the quarter.

Item 2.02. Results of Operations and Financial Condition.

On January 20, 2006, Fastenal Company (the “Company”) issued a press release discussing its financial performance for the fiscal quarter ended December 31, 2005. A copy of that press release is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following is furnished herewith:

(c) Exhibits

99.1	Press release of Fastenal Company dated January 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2006

FASTENAL COMPANY

By:	/s/ Daniel L. Florness
Daniel L. Florness
Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press release of Fastenal Company dated January 20, 2006	Electronically Filed